UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2007

033-91432
(Commission File Number)

______________________________

NEW WORLD BRANDS, INC.
(Exact name of registrant as specified in its charter)

            Delaware                                            02-0401674
               (State of Incorporation)                                                    (IRS Employer
                    Identification Number)

340 West Fifth Avenue, Eugene, Oregon 97401
(Address of registrant’s principal executive office)

(541) 683-2892
(Registrant’s telephone number)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective February 1, 2007, Ian T. Richardson relinquished his title and duties as Chief Financial Officer of New World Brands, Inc., a Delaware corporation (the “Company”). Mr. Richardson will continue to serve as Vice President and General Counsel of the Company.

(c)  Effective February 1, 2007, the board of directors of the Company appointed Shehryar Wahid as Chief Financial Officer of the Company. Mr. Wahid will earn a base salary of $[______] per annum and the Company has agreed to reimburse Mr. Wahid for his out-of-pocket expenses in connection with Mr. Wahid’s commute to work.

Over the last 16 years, Mr. Wahid has held various executive level positions in finance and operations in the telecommunications and logistics industries. From 1990 to 1994, he was a Financial/EDP auditor for the Financial Services Group at Ernst & Young. From 1994 to 2000, he worked in project management in the logistics industry. In 2000 Mr. Wahid relocated from Canada to the U.S. and worked within the TSI group of companies from 2000 to 2005. From 2000 to 2002, he was the Financial Controller for TSI Prepaid, a national prepaid calling-card distributor. From 2002 to 2003, he was the Chief Financial Officer and Chief Operating Officer of PaySmart America, a prepaid point-of-sale activation company. From 2003 to 2004, Mr. Wahid was the Chief Financial Officer and Chief Operating Officer of Centrix Telecom, a long-distance carrier focused on the prepaid market. Since 2005, he was the Chief Financial Officer and Chief Operating Officer at Omega Enhanced Services, Inc.

Mr. Wahid holds a Chartered Accountancy Designation from Canada and has substantial knowledge of U.S.-based GAAP reporting requirements. Mr. Wahid received a B.S. in Biochemistry from the University of Toronto and a Business Degree from the University of Western Ontario’s Ivey School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD BRANDS, INC..

By: /s/ M. David Kamrat
   Name: M. David Kamrat
   Title: Chairman and Chief Executive Officer

Date: February 5, 2007